EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
Guerinpr@aol.com
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495 (wireless)
bdegaray@ubiquitelpcs.com

UBIQUITEL AMENDS SPRINT AFFILIATE AGREEMENTS

Three-year agreement reached on roaming, reseller and back office rates

 Addendum expected to reduce operating expenses by approximately $24 million through 2006

CONSHOHOCKEN, PA — November 10, 2003 — UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON, PCS), announced an addendum to its Sprint management and services agreements that improves the predictability and clarity over key economic drivers such as roaming, reseller and back office rates while providing an immediate savings to UbiquiTel’s cost structure.  UbiquiTel agreed to continue to purchase from Sprint back office services such as billing, customer care, collections, network control center monitoring, voice mail and other network services through 2006, at an approximately 15% reduction from the current rate.  In addition, the parties agreed to extend their reciprocal roaming rate and the reseller rate at the current year rate of $0.058 per minute through 2006.

“We are very pleased at the cost savings and predictability this addendum helps us achieve in future periods,” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc. “With the highest roaming ratio of the public PCS Affiliates and with the expected rapid growth in minutes in our reseller channel from the addition of Qwest customers, we expect the extension of the current roaming and reseller rates will allow our wholesale revenues to grow by approximately 40% in 2004.”

The addendum provides a pricing process to determine new rates beyond 2006 for support services, roaming and reseller rates.  Among other items, the addendum also provides the company certain protective rights relating to potential new capital spending requirements imposed by Sprint and a most favored nation provision to be offered over the next three years for all future changes that Sprint offers to other PCS Affiliates of similar size in their agreements with Sprint.   In a related agreement, UbiquiTel and Sprint resolved all previously disputed charges between the companies.

“The new addendum simplifies the way we conduct business with Sprint and builds a better foundation for a partnership to allow us to fully focus our attention on improving our market share and growing the business,” said Harris.

Conference Call to be held November 12th at 10:30 a.m. ET

UbiquiTel’s management will conduct a conference call on November 12, at 10:30 a.m., Eastern Time, to discuss its results for the three months ended September 30, 2003 and provide guidance for the fourth quarter 2003.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 12:30 p.m., Eastern Time, November 12, at 888-286-8010 or 617-801-6888, passcode: 88678893.

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About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

Statements by UbiquiTel contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in the company’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the ability of Sprint to provide back office, customer care and other services; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless industry; the potential to experience a high rate of customer turnover; customer quality;  and general market and economic conditions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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